Exhibit 99.77(q)(a)(1)

ING VARIABLE PRODUCTS TRUST

ABOLITION OF SERIES OF SHARES

OF BENEFICIAL INTEREST

The undersigned, being a majority of the Trustees of ING Variable Products Trust, a Massachusetts business trust (“IVPT”), acting pursuant to the Declaration of Trust, dated December 17, 1993, as amended (the “Declaration of Trust”), including Article V, Section 5.11(f) and Article VIII, Sections 8.2 and 8.3, of IVPT’s Declaration of Trust, hereby amend the Declaration of Trust to abolish Class S2 shares of ING International Value Portfolio.

Dated:  June 7, 2013

/s/ Colleen D. Baldwin_______________ Colleen D. Baldwin, as Trustee	/s/ J. Michael Earley_______________ J. Michael Earley, as Trustee
/s/ John V. Boyer___________________ John V. Boyer, as Trustee	/s/ Patrick W. Kenny_______________ Patrick W. Kenny, as Trustee
/s/ Patricia W. Chadwick_____________ Patricia W. Chadwick, as Trustee	/s/ Shaun P. Mathews______________ Shaun P. Mathews, as Trustee
/s/ Robert W. Crispin________________ Robert W. Crispin, as Trustee	/s/ Sheryl K. Pressler_______________ Sheryl K. Pressler, as Trustee
/s/ Peter S. Drotch__________________ Peter S. Drotch, as Trustee	/s/ Roger B. Vincent_______________ Roger B. Vincent, as Trustee